Exhibit 99.1
ePlus Reports Fourth Quarter and Fiscal Year 2026 Financial Results

Double Digit Growth Year Over Year Across Key Metrics
  Including Net Sales, Gross Profit and Earnings Per Share

~ Initiates Fiscal 2027 Guidance and Announces Increased Common Stock Dividend of $0.27 Per Share ~

Fourth Quarter of Fiscal Year 2026

•	Net sales increased 20.6% to $576.2 million; services revenues increased 4.9% to $110.0 million.
•	Gross billings increased 11.7% to $881.0 million.
•	Gross profit increased 11.6% to $141.6 million.
•	Gross margin was 24.6%, compared to 26.5% for last fiscal year’s fourth quarter.
•	Net earnings from continuing operations increased 51.7% to $20.5 million.
•	Adjusted EBITDA increased 40.2% to $40.1 million.
•	Net earnings from continuing operations per common share- diluted increased 52.9% to $0.78. Non-GAAP: net earnings from continuing operations per common share - diluted increased 44.9% to $1.00.

Fiscal Year 2026

•	Net sales increased 22.1% to $2,442.5 million; services revenues increased 15.6% to $462.9 million.
•	Gross billings increased 17.0% to $3,838.5 million.
•	Gross profit increased 20.3% to $616.1 million.
•	Gross margin was 25.2%, compared with 25.6% for fiscal year 2025.
•	Net earnings from continuing operations increased 62.4% to $124.1 million.
•	Adjusted EBITDA increased 49.5% to $204.8 million.
•	Net earnings from continuing operations per common share - diluted increased 64.1% to $4.71. Non-GAAP: Net earnings per common share - diluted increased 52.7% to $5.39.

HERNDON, VA – May 28, 2026 – ePlus inc. (NASDAQ: PLUS), a leading provider of technology solutions, today announced financial results for the three months and fiscal year ended March 31, 2026, or the fourth quarter of its 2026 fiscal year.

Management Comment

“In the fourth quarter, we achieved double digit growth across both net sales and gross billings, demonstrating expanding market share, and underscoring the durability and resilience of our business, ” said Mark Marron, president and CEO of ePlus. “We had a very strong fiscal 2026 signaling strong execution from our team.  We saw revenue grow 22% to $2.4 billion and gross billings expand to $3.8 billion, an increase of 17% while generating adjusted EBITDA of $205 million, an increase of 50%, delivering meaningful operating leverage for the year.  With a healthy balance sheet, including cash of $411 million, we continued to enhance shareholder value through a share repurchase plan and are increasing our quarterly dividend by 8% to $0.27 per common share.

“ePlus’ services-led strategy, especially as it relates to the leveraging of our AI consulting services capabilities, makes us nimble enough to capture emerging opportunities and large enough to scale solutions for large enterprises, enabling us to help our customers in a rapidly evolving IT environment. We believe we are well positioned to capture market opportunity and scale growth over the long term,” Mr. Marron concluded.

Fourth Quarter Fiscal Year 2026 Results

On June 30, 2025, we completed the sale of our domestic financing business. Consequently, alongside the results of our continuing operations, we are retrospectively presenting the results of our domestic financing business as discontinued operations, for all prior periods.

For the fourth quarter ended March 31, 2026, as compared to the fourth quarter ended March 31, 2025:

Net sales increased 20.6% to $576.2 million, from $477.9 million due to higher product sales and higher service revenue. Gross billings increased 11.7% to $881.0 million from $789.0 million.

Product segment sales increased 25.0% to $466.1 million from $373.0 million due to increases in revenue from networking, cloud, security, and collaboration products. Product segment gross margin was 22.2%, down from 24.7% last year due to a shift in product mix along with a decrease in the proportion of sales recorded on a net basis.

Professional services segment revenues increased 1.6% year over year to $61.3 million from $60.4 million, primarily due to increases in project services revenue, offset by decreases in consulting and staff augmentation revenues. Gross margin increased to 38.3% from 35.9% during the same period last year due to a shift in mix.

Managed services segment revenue increased 9.3% to $48.7 million primarily due to additional revenue from cloud services. Gross profit from our managed services segment increased 14.3% from last year due to the increase in revenue and an increase in gross margin to 30.5% from 29.1% in the prior year quarter.

Gross profit increased 11.6% to $141.6 million, from $126.9 million, due to increases in all three segments. Gross margin was 24.6%, compared with 26.5% in the prior year quarter, due to lower gross margin from our product segment.

Operating expenses were $110.7 million, up 2.4% from $108.1 million last year, primarily due to an increase in variable compensation and share-based compensation.

Operating income increased 64.7% to $30.9 million. Other income (expense), net was an expense of $0.6 million compared to income of $1.0 million last year as this year’s quarter included a charge of $3.0 million relating to the disposition of our financing business offset by interest income of $2.4 million. Earnings from continuing operations before taxes increased 53.6% to $30.3 million.

Our effective tax rate for the current quarter was 32.2%, which was higher than the prior year quarter of 31.4% due to higher state income taxes and non-deductible expenses.

Net earnings from continuing operations increased 51.7% to $20.5 million from $13.5 million in the prior year quarter. Adjusted EBITDA increased 40.2% to $40.1 million from $28.6 million in the prior year quarter. Net earnings from continuing operations per common share-diluted was $0.78, compared with $0.51 in the prior year quarter. Non-GAAP net earnings per common share from continuing operations was $1.00, compared with $0.69 in the prior year quarter.

Net earnings (loss) from discontinued operations for the three months ending March 31, 2026, was ($0.4) million, as compared to $3.9 million for the same three-month period in the prior year.  Net earnings (loss) from discontinued operations per common share-diluted was ($0.02), compared with $0.15 in the prior year quarter.

Fiscal Year 2026 Results

For the fiscal year ended March 31, 2026, as compared to the fiscal year ended March 31, 2025:

Net sales increased 22.1% to $2,442.5 million, from $2,000.2 million due to higher product sales and higher services revenue. Gross billings increased 17.0% to $3,838.5 million from $3,280.4 million.

Product segment sales increased 23.8% to $1,979.3 million from $1,599.4 million due to increases in revenue from cloud, networking, and security products, offset by a decline in collaboration products. Product segment gross margin was 22.9%, down from 23.1% last year due to a shift in mix.

Professional services segment revenues increased 19.4% year over year to $273.4 million from $229.0 million, primarily due to the acquisition of Bailiwick Services, LLC, on August 19, 2024. Professional services gross margin declined to 38.7% from 39.5% last year due to the addition of Bailiwick Services, LLC, which has services margins that are generally lower than our legacy professional services.

Managed services segment revenue increased 10.6% to $189.4 million, primarily due to additional sales of cloud services and enhanced maintenance support. Gross profit from the managed services segment increased 10.1% from last year due to the increase in revenue, offset by a slight decline in gross margin to 29.8% from 29.9% in the prior year.

Gross profit increased 20.3% to $616.1 million, from $512.1 million, due to increases from all segments. Gross margin was 25.2%, compared with last year’s 25.6%, due to lower gross margin from our product segment as a result of a shift in mix.

Operating expenses were $449.9 million, up 9.1% from $412.4 million last year, primarily due to increases in variable compensation commensurate with the increase in our gross profit, as well as additional fringe benefits and general and administrative costs.

Operating income increased 66.7% to $166.1 million. Other income was $7.3 million compared to $6.4 million last year, as higher interest income was offset by adjustments to the fair value of a contingent consideration receivable.  Earnings from continuing operations before taxes increased 63.4% to $173.4 million.

Our effective tax rate for the fiscal year ended March 31, 2026, was 28.4%, higher than the prior fiscal year of 28.0%, due to higher state income taxes and non-deductible expenses.

Net earnings from continuing operations increased 62.4% to $124.1 million from $76.4 million in the prior year. Adjusted EBITDA increased 49.5% to $204.8 million from $137.0 million in the prior year period. Net earnings from continuing operations per common share-diluted was $4.71, compared with $2.87 in the prior year. Non-GAAP net earnings from continuing operations per common share-diluted was $5.39, compared with $3.53 in the prior year.

Net earnings from discontinued operations for the fiscal year ended March 31, 2026, were $8.5 million, a decrease of $19.6 million, as compared to $28.1 million in the prior year. The decrease was due to the sale of our domestic financing business on June 30, 2025. Net earnings from discontinued operations per common share-diluted was $0.32, compared with $1.06 in the prior year.

Balance Sheet Highlights

As of March 31, 2026, cash and cash equivalents were $410.8 million, up from $389.4 million last year, as proceeds from the sale of our domestic financing business were offset by working capital needs. Inventory increased 66.8% to $200.9 million as of March 31, 2026 compared with $120.4 million as of March 31, 2025 due to an increase in projects in process. Accounts receivable—trade, net increased 31.4% to $667.8 million as of March 31, 2026 from $508.3 million as of March 31, 2025. Total stockholders’ equity was $1,069.0 million as of March 31, 2026, compared with $970.7 million as of March 31, 2025. Total shares outstanding were 26.3 million and 26.5 million on March 31, 2026 and March 31, 2025, respectively.

Fiscal Year Guidance

ePlus is initiating fiscal year 2027 guidance for percentage growth over the prior fiscal year of mid-single digits for net sales, gross profit and adjusted EBITDA.

This guidance does not factor in recessionary conditions, or other unexpected developments.  ePlus cannot predict with reasonable certainty and without unreasonable effort, the ultimate outcome of unusual gains and losses, the occurrence of matters creating GAAP tax impacts, fluctuations in interest expense or interest income and share-based compensation, and acquisition- or disposition-related expenses.  These items are uncertain, depend on various factors, and could be material to ePlus' results computed in accordance with GAAP.  Accordingly, ePlus is unable to provide a reconciliation of GAAP net earnings to adjusted EBITDA for the full fiscal year 2027 forecast.

Summary and Outlook

“As we look ahead to fiscal 2027, we are operating from a position of strength with solid industry fundamentals that support growth for the coming year. Our long-term strategy includes expanding and enhancing our solutions, services and footprint, and deepening our customer relationships all while delivering solid financial performance.  We have a strong financial position and healthy liquidity, enabling a disciplined capital allocation approach that fuels long-term growth organically and with M&A opportunities. We remain committed to enhancing shareholder returns over time,” concluded Mr. Marron.

ePlus Announces Quarterly Dividend

ePlus announced today that its Board of Directors has declared a quarterly cash dividend of $0.27 per common share which will be paid on June 30, 2026, to shareholders of record as of the close of business on June 17, 2026.

Recent Corporate Developments/Recognitions

In the fourth quarter of its 2026 fiscal year:
o	ePlus appointed Mike Portegello to its Board of Directors
o	ePlus Technology subsidiary Bailiwick was selected for the prestigious National Retail Federation Innovators Showcase for digital lock technology
o	ePlus Vice President, Dori White, was named Solution Provider Marketing Executive of the Year in CRN’s 2025 Women of the Year Awards
o	ePlus Launches Private AI Infrastructure Managed Service

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 28, 2026:

Date:	May 28, 2026
Time:	4:30 p.m. ET
Audio Webcast (Live & Replay):	https://events.q4inc.com/attendee/661235710

Live Call:	(888) 596-4144 (toll-free/domestic)
(646) 968-2525 (international)

Archived Call:	(800) 770-2030 (toll-free/domestic)
(609) 800-9909 (international)

Conference ID:	8293082# (live call and replay)

A replay of the call will be available approximately two hours after the call through June 4, 2026.

About ePlus inc.

ePlus is a customer-first, services-led, and results-driven industry leader offering transformative technology solutions and services to provide the best customer outcomes. Offering a full portfolio of solutions, including artificial intelligence, security, cloud and data center, networking, and collaboration, as well as managed, consultative and professional services, ePlus works closely with organizations across many industries to successfully navigate business challenges. With a long list of industry-leading partners and approximately 2,150 employees, our expertise has been honed over more than three decades, giving us specialized yet broad levels of experience and knowledge. ePlus is headquartered in Virginia, with locations in the United States, United Kingdom, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on LinkedIn, X, Facebook, and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements,” including, among other things, statements regarding the future financial performance of ePlus. Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, financial losses resulting from national and international political instability fostering uncertainty and volatility in the global economy including changes in interest rates, tariffs, inflation, export requirements applicable to products we sell, sanctions and exposure to foreign currency rate changes; supply chain issues, including a shortage of information technology (“IT”) component parts and products, and our vendors’ rapid and unpredictable price fluctuations relating thereto, or a customer’s or vendor’s cancellation of orders such as for, but not limited to, memory chips, which may increase our and the customer’s costs, decrease gross profit, cause a delay in fulfilling or inability to fulfill customer orders, increase our need for working capital, delay the completion of professional services, or require the purchase of IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; significant adverse changes in our relationship with one or more of our larger customer accounts or vendors, including decreased account profitability, reductions in contracted services, or a loss of such relationships; risks relating to artificial intelligence (“AI”), including the use or capabilities of AI and emerging laws, rules and regulations related to AI; our ability to manage a diverse product set of solutions, including AI products and services, in highly competitive markets with a number of key vendors; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service (“IaaS”), software as a service (“SaaS”), platform as a service (“PaaS”), and AI which may affect our financial results; our ability to remain secure during a cybersecurity attack or other IT outage, including disruptions in our, our vendors or a third party’s IT systems and data and audio communication networks; a material decrease in the credit quality of our customer base, or a material increase in our credit losses; increases to our costs including wages and our ability to increase our prices to our customers as a result, or negative financial impacts due to the pricing arrangements we have with our customers; reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; the possibility of a reduction of vendor incentives provided to us; our inability to identify merger and acquisition candidates, perform sufficient due diligence prior to completing mergers and acquisitions, successfully complete merger and acquisition transactions (including on favorable terms), successfully integrate a completed merger and/or acquisition, identify an opportunity for, or successfully complete a business disposition, or achieve the operational and financial results we anticipate after a disposition (such as from completing the sale of our domestic financing business); our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and cybersecurity laws and regulations and appropriately providing required notice and disclosure of cybersecurity incidents when and if necessary; our dependence on key personnel to maintain certain customer relationships, and our ability to hire, train, and retain sufficient qualified personnel by recruiting and retaining highly skilled, competent personnel with needed vendor certifications;  inadequate design or maintenance of our IT platforms for internal use or solutions we offer to our customers or our inability to effectively and timely capitalize on the opportunities made available by the adoption of AI and not having adequate or competent IT personnel to support our business;  cybersecurity attacks that have occurred while employees work remotely and our ability to adequately train our personnel to prevent a cyber event; our ability to raise capital, maintain or increase, as needed, our lines of credit with vendors or our floor plan facility, or the effect of those matters on our common stock price; our ability to predictably meet expectations of the investor and analyst community, including relative to our financial performance guidance that we provide, including based on the continuation of dividends and share repurchases; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration, and other key strategies following mergers and acquisitions; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.

The declaration and payment of future dividends are subject to the sole discretion of our Board of Directors.

All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information either as a result of new information, future events or otherwise, except as required by applicable U.S. securities law.

Contact:
Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2026	March 31, 2025
ASSETS

Current assets:
Cash and cash equivalents	$410,769	$389,375
Accounts receivable—trade, net	667,831	508,272
Accounts receivable—other, net	38,896	19,382
Inventories	200,888	120,440
Deferred costs	77,748	66,769
Other current assets	31,602	31,437
Current assets of discontinued operations	-	222,399
Total current assets	1,427,734	1,358,074

Deferred tax asset	8,955	3,658
Property, equipment and other assets—net	100,039	98,657
Goodwill	202,880	202,858
Other intangible assets—net	61,344	82,007
Non-current assets of discontinued operations	-	133,835
TOTAL ASSETS	$1,800,952	$1,879,089

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$264,605	$323,890
Accounts payable—floor plan	119,693	89,527
Salaries and commissions payable	48,590	42,722
Deferred revenue	168,127	154,067
Other current liabilities	37,128	22,463
Current liabilities of discontinued operations	-	166,463
Total current liabilities	638,143	799,132

Deferred tax liability—long-term	-	1,454
Deferred revenue—long-term	83,010	81,759
Other liabilities	10,829	13,540
Non-current liabilities of discontinued operations	-	12,546
TOTAL LIABILITIES	731,982	908,431

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 27,765 shares issued and 26,299 outstanding at March 31, 2026 and 27,582 shares issued and 26,526 outstanding at March 31, 2025	278	276
Additional paid-in capital	210,274	194,475
Treasury stock, at cost, 1,466 shares at March 31, 2026 and 1,056 shares at March 31, 2025	(101,944)	(70,748)
Retained earnings	956,000	843,214
Accumulated other comprehensive income—foreign currency translation adjustment	4,362	3,441
Total Stockholders' Equity	1,068,970	970,658
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,800,952	$1,879,089

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
Net sales
Product	$466,202	$373,049	$1,979,664	$1,599,791
Services	109,972	104,874	462,885	400,377
Total	576,174	477,923	2,442,549	2,000,168
Cost of sales
Product	362,868	280,790	1,525,960	1,229,495
Services	71,679	70,262	300,508	258,553
Total	434,547	351,052	1,826,468	1,488,048

Gross profit	141,627	126,871	616,081	512,120

Selling, general, and administrative	104,552	100,612	423,393	386,681
Depreciation and amortization	6,171	7,493	26,543	25,753
Operating expenses	110,723	108,105	449,936	412,434

Operating income	30,904	18,766	166,145	99,686

Other income (expense), net	(605)	964	7,293	6,438

Earnings from continuing operations before tax	30,299	19,730	173,438	106,124

Provision for income taxes	9,753	6,189	49,318	29,685

Net earnings from continuing operations	20,546	13,541	124,120	76,439

Earnings (loss) from discontinued operations, net of tax	(400)	3,913	8,516	28,137

Net earnings	$20,146	$17,454	$132,636	$104,576

Earnings per common share—basic
Continuing operations	$0.79	$0.51	$4.73	$2.88
Discontinued operations	(0.02)	0.15	0.32	1.06
Earnings per common share—basic	$0.77	$0.66	$5.05	$3.94

Earnings per common share—diluted
Continuing operations	$0.78	$0.51	$4.71	$2.87
Discontinued operations	(0.02)	0.15	0.32	1.06
Earnings per common share—diluted	$0.76	$0.66	$5.03	$3.93

Weighted average common shares outstanding—basic	26,127	26,307	26,234	26,503
Weighted average common shares outstanding—diluted	26,262	26,422	26,371	26,666

Segment Results

	Three Months Ended			Year Ended
	March 31,			March 31,
	2026	2025	Change	2026	2025	Change
Net sales
Product segment	$466,092	$372,972	25.0%	$1,979,288	$1,599,369	23.8%
Professional services segment	61,300	60,354	1.6%	273,438	229,030	19.4%
Managed services segment	48,672	44,520	9.3%	189,447	171,347	10.6%
Other	110	77	42.9%	376	422	(10.9%)
Total	$576,174	$477,923	20.6%	$2,442,549	$2,000,168	22.1%

Gross profit
Product segment	$103,288	$92,248	12.0%	$453,564	$370,153	22.5%
Professional services segment	23,464	21,638	8.4%	105,910	90,517	17.0%
Managed services segment	14,829	12,974	14.3%	56,467	51,307	10.1%
Other	46	11	318.2%	140	143	(2.1%)
Total	$141,627	$126,871	11.6%	$616,081	$512,120	20.3%

Gross Billings by Type
Networking	$268,121	$213,621	25.5%	$1,152,117	$929,708	23.9%
Cloud	244,024	220,967	10.4%	1,016,717	865,855	17.4%
Security	174,349	177,341	(1.7%)	841,523	683,597	23.1%
Collaboration	22,791	18,295	24.6%	109,460	120,369	(9.1%)
Other	58,378	51,347	13.7%	252,073	244,997	2.9%
Product segment	767,663	681,571	12.6%	3,371,890	2,844,526	18.5%
Services	113,293	107,394	5.5%	466,567	435,921	7.0%
Total	$880,956	$788,965	11.7%	$3,838,457	$3,280,447	17.0%

Net Sales by Type
Product segment
Networking	$226,574	$178,820	26.7%	$933,818	$781,703	19.5%
Cloud	157,853	134,343	17.5%	668,471	509,774	31.1%
Security	51,680	48,739	6.0%	239,731	191,872	24.9%
Collaboration	10,184	8,205	24.1%	51,917	55,483	(6.4%)
Other	19,801	2,865	591.1%	85,351	60,537	41.0%
Total products segment	466,092	372,972	25.0%	1,979,288	1,599,369	23.8%
Professional services segment	61,300	60,354	1.6%	273,438	229,030	19.4%
Managed services segment	48,672	44,520	9.3%	189,447	171,347	10.6%
Other	110	77	42.9%	376	422	(10.9%)
Total net sales	$576,174	$477,923	20.6%	$2,442,549	$2,000,168	22.1%

Net Sales by Customer End Market
Telecom, media & entertainment	$182,460	$101,268	80.2%	$720,616	$453,892	58.8%
Healthcare	76,913	74,289	3.5%	314,949	286,474	9.9%
SLED	70,927	72,176	(1.7%)	308,681	333,371	(7.4%)
Financial services	67,992	44,097	54.2%	244,675	174,798	40.0%
Technology	59,119	65,078	(9.2%)	300,783	300,465	0.1%
Retail	29,988	35,431	(15.4%)	136,415	103,185	32.2%
All other	88,775	85,584	3.7%	416,430	347,983	19.7%
Total net sales	$576,174	$477,923	20.6%	$2,442,549	$2,000,168	22.1%

Amounts for 2025 reflect the correction of certain misstatements, which we determined are not material either individually or in the aggregate. See our Form 10-K for the year ended March 31,2026, including Note 2 to the Consolidated Financial Statements, for more information.

ePlus inc. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Non-GAAP: Net earnings from continuing operations and (iii) Non-GAAP Net earnings from continuing operations per common share - diluted.

We define Adjusted EBITDA as net earnings from continuing operations calculated in accordance with US GAAP, adjusted for the following: interest expense, depreciation and amortization, share-based compensation, acquisition related expenses, provision for income taxes, and other income (expense).

Non-GAAP: Net earnings from continuing operations and Non-GAAP Net earnings from continuing operations per common share – diluted are based on net earnings from continuing operations calculated in accordance with US GAAP, adjusted to exclude other (income) expense, share-based compensation, and acquisition related amortization expenses, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that these financial measures provide management and investors with a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and should not be considered in isolation or as substitutes for analysis of our financial results as reported under US GAAP. In addition, other companies, including companies in our industry, might calculate Adjusted EBITDA, Non-GAAP: Net earnings from continuing operations and Non-GAAP: Net earnings from continuing operations per common share-diluted, or similarly titled measures differently, which may reduce their usefulness as comparative measures.

The amounts in the tables below are results from our continuing operations (in thousands):

(i) Reconciliation of Adjusted EBITDA
	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
GAAP: Net earnings from continuing operations	$20,546	$13,541	$124,120	$76,439
Provision for income taxes	9,753	6,189	49,318	29,685
Share-based compensation	2,989	2,318	12,134	10,502
Acquisition related expenses	-	-	-	1,072
Depreciation and amortization [1]	6,171	7,493	26,543	25,753
Other (income) expense, net [2]	605	(964)	(7,293)	(6,438)
Non-GAAP: Adjusted EBITDA	$40,064	$28,577	$204,822	$137,013

(ii) Reconciliation of Non-GAAP: Net earnings from continuing operations

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
GAAP: Net earnings from continuing operations before tax	$30,299	$19,730	$173,438	$106,124
Share-based compensation	2,989	2,318	12,134	10,502
Acquisition related expenses	-	-	-	1,072
Acquisition related amortization expense [3]	4,758	5,749	20,625	19,929
Other (income) expense, net [2]	605	(964)	(7,293)	(6,438)
Non-GAAP: Earnings from continuing operations before tax	38,651	26,833	198,904	131,189

GAAP: Provision for income taxes	9,753	6,189	49,318	29,685
Share-based compensation	966	729	3,490	2,992
Acquisition related expenses	-	-	-	300
Acquisition related amortization expense [3]	1,571	1,706	5,934	5,495
Other (income) expense, net [2]	200	(290)	(2,043)	(1,788)
Tax benefit on restricted stock	35	14	136	527
Non-GAAP: Provision for income taxes	12,525	8,348	56,835	37,211

Non-GAAP: Net earnings from continuing operations	$26,126	$18,485	$142,069	$93,978

(iii) Reconciliation of Non-GAAP: Net earnings from continuing operations per common share - diluted

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
GAAP: Net earnings from continuing operations per common share - diluted	$0.78	$0.51	$4.71	$2.87

Share-based compensation	0.08	0.06	0.33	0.28
Acquisition related expenses	-	-	-	0.03
Acquisition related amortization expense [3]	0.12	0.15	0.56	0.54
Other (income) expense, net [2]	0.02	(0.03)	(0.20)	(0.17)
Tax (benefit) on restricted stock	-	-	(0.01)	(0.02)
Total non-GAAP adjustments - net of tax	0.22	0.18	0.68	0.66

Non-GAAP: Net earnings from continuing operations per common share - diluted	$1.00	$0.69	$5.39	$3.53

[1]	Amount consists of depreciation and amortization for assets used internally.
[2]	Interest income, foreign currency transaction gains and losses, and adjustments to the fair value of contingent consideration.
[3]	Amount consists of amortization of intangible assets from acquired businesses.